Exhibit 99.1

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY ENTERS INTO SUPPLEMENTAL TERM SHEET FOR

TRANSFER OF UNION AND GILA RIVER POWER STATIONS

TO LENDING BANKS

Tampa, July 29, 2004 – TECO Energy, Inc. (NYSE: TE) announced that it (along with the Union and Gila River project companies) has executed a term sheet, which supplements the February letter of intent, with the steering committee of the lending bank group for the Union and Gila River power stations that provides for the final transfer of ownership of the plants, associated employees and infrastructure to the banks in exchange for final releases from the Undertaking agreement, and other associated project agreements. The final transfer will result in the elimination of the non-recourse project debt consolidated on TECO Energy’s balance sheet. The term sheet is subject to definitive agreements which are being drafted for final approval and signing by TECO Energy, the projects and the bank group.

TECO Energy Chairman and CEO Sherrill Hudson said, “This term sheet brings us one step closer to closing the book on the Union and Gila River projects and completing our exit from these two large merchant power plants. The exit from these projects is a goal that we set for ourselves several months ago, and we have worked diligently toward the final transfer. We believe this agreement incents the banks to approve the transfer and approve the release in a timely and consensual manner.”

Under the term sheet, upon closing of the transfer a TECO Energy subsidiary, TPGC, the owner of the two project companies, will pay the lending bank group $30 million in exchange for full releases by the lending banks and the projects of TECO Energy and all other TECO-owned entities from any obligations under the construction undertakings and any other claims, except for warranty items identified prior to the expiration of the original warranty period.

TECO Energy Executive Vice President and CFO Gordon Gillette noted, “In terms of our cash outlay on merchant power, we view the cash payment required under the agreement as essentially a wash with the $28 million of cash raised and outlays that were avoided in 2004 and 2005 from the recently announced Hamakua and TIE sale transactions. We had not included any estimate of cash payments for these projects or the Union and Gila transfers in our prior estimates, due to the uncertainty of the outcome.”

Completion of the definitive agreements, which is expected in early September, is subject to final approval by the lending bank group. The commencement of the bank vote and the required Federal Energy Regulatory Commission (FERC) filing are expected to be made in early September. Closing is now expected as soon as the bank group and regulatory approvals are achieved, which are expected to occur between mid-October and the end of November. Until closing, the project companies and other TECO Energy subsidiaries will continue to operate the plants consistent with previous practice.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with core businesses in the utility sector, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and independent power.

Additional information related to the company and its operations is available at TECO Energy’s web site at www.teconergy.com.

Note: This press release contains forward-looking statements relating to the company’s anticipated transfer of ownership in the Union and Gila River facilities. Important factors which impact the company’s ability to close the transaction within the time-frame, and on the terms, anticipated include (i) the company’s ability to reach a definitive agreement with the bank group, (ii) the bank group’s ability to obtain 100 percent approval for the transfer and associated debt restructuring and approval of 66 2/3 percent of the bank group (in dollars) for any releases to be provided to the company and (iii) the parties’ ability to receive regulatory approvals, including from the FERC. Additional information is contained under “Investment Considerations” in the company’s Annual Report on Form 10-K for the period ended December 31, 2003.

Contact:	News Media: Laura Plumb - (813) 228-1572 Investor Relations: Mark Kane – (813) 228-1772 Internet: http://www.tecoenergy.com